As filed with the Securities and Exchange Commission on May 16, 2016

Registration No. 333-

 UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STG GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-3134302
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

11091 Sunset Hills Road, Suite 200

Reston, Virginia 20190 (Address of principal executive offices)

Global Defense & National Security Systems, Inc. 2015 Omnibus Incentive Plan

(Full title of the Plan(s))

Charles L. Cosgrove

Chief Financial Officer

STG Group, Inc.

11091 Sunset Hills Road, Suite 200

Reston, Virginia 20190

(703) 691-2480

(Name, address, telephone number, including area code, of agent for service)

Copies to:

Lawrence T. Yanowitch, Esq.

Lawrence R. Bard, Esq.

Morrison & Foerster LLP

1650 Tysons Blvd., Suite 400

McLean, Virginia 22102

(703) 760-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
2015 Omnibus Incentive Plan
Common Stock, par value $0.0001 per share	1,288,564 shares (1)	$5.00	$6,442,820.00	$648.79

(1)	Represents 1,288,564 shares reserved for issuance under the Global Defense & National Security Systems, Inc. 2015 Omnibus Incentive Plan (the “2015 Plan”). Such shares may be issued (a) in the form of restricted stock or dividend equivalent rights; (b) upon exercise of stock options or upon the vesting of restricted stock units or stock appreciation rights; or (c) upon settlement in stock of cash-based awards, in each case to be granted under the 2015 Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers any additional shares of our common stock, par value $0.0001 per share (“Common Stock”), as may become issuable under the 2015 Plan as a result of any stock split, stock dividend, recapitalization or similar event.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the OTCQB Venture Marketplace on May 10, 2016.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(A) PROSPECTUS

The information required by Part I is included in the documents sent or given to participants in the 2015 Plan pursuant to Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 and the requirements of Part I of the Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. STG Group, Inc. (formerly Global Defense & National Security Systems, Inc.) (the “Registrant”) will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant shall furnish the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 30, 2016;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on May 16, 2016;
•	Current Reports on Form 8-K filed on February 16, 2016, and May 5, 2016; and
•	the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A, filed with the Commission under Section 12 of the Exchange Act on October 23, 2013, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

In our amended and restated certificate of incorporation, we have adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the “Delaware Law”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transactions from which a director derived an improper personal benefit.

Our amended and restated certificate of incorporation also requires us to indemnify our officers and directors to the fullest extent permitted by Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred.

Our amended and restated bylaws include the following provisions in Sections 8.1 and 8.2:

“Section 8.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 8.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and had no reasonable cause to believe such person’s conduct was unlawful unless such person authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from such person’s actions in the Corporation. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself adversely affect the right of the person to indemnification or create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

“Section 8.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 8.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and had no reasonable cause to believe that such person’s conduct was unlawful. No indemnification for expenses shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged by a court to be liable to the Corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or any court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper. Notwithstanding the foregoing, such person shall not be entitled to indemnification to the extent that is finally adjudged by a court of competent jurisdiction that such person breached his or her duty of loyalty or engaged in any intentional misconduct or a knowing violation of law.”

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Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated, each of the following exhibits has been previously filed with the Securities and Exchange Commission by the Registrant under File No. 1-36149.

Exhibit Number	Document	Incorporated by Reference to the Following Documents
4.1	Amended and Restated Certificate of Incorporation of STG Group, Inc. dated November 23, 2015	Current Report on Form 8-K filed on November 30, 2015, Exhibit 3.1
4.2	Amended and Restated Bylaws of STG Group, Inc. effective November 23, 2015	Current Report on Form 8-K filed on November 30, 2015, Exhibit 3.2
5.1	Opinion of Morrison & Foerster LLP	Filed herewith
10.1	Global Defense & National Security Systems, Inc. 2015 Omnibus Incentive Plan, effective November 23, 2015	Annual Report on Form 10-K filed on March 30, 2016, Exhibit 10.35
10.2	Form of Stock Option Award Agreement	Annual Report on Form 10-K filed on March 30, 2016, Exhibit 10.36
23.1	Consent of Morrison & Foerster LLP	Included in Exhibit 5.1
23.2	Consent of BDO USA LLP, Independent Registered Public Accounting Firm	Filed herewith
24.1	Power of Attorney (included on signature page)

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by a Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Fairfax, Commonwealth of Virginia on May 16, 2016.

STG GROUP, INC.

By:	/s/ Charles L. Cosgrove
Charles L. Cosgrove
Chief Financial Officer

Each person whose signature appears below constitutes and appoints Charles L. Cosgrove as attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney- in- fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of May 16, 2016 by the following persons in the capacities indicated.

Signature	Title

/s/ Paul A. Fernandes
Paul A. Fernandes	President (principal executive officer)

/s/ Charles L. Cosgrove
Charles L. Cosgrove	Chief Financial Officer (principal financial officer)

/s/ David Pearson
David Pearson	Vice President and Controller

/s/ Simon S. Lee
Simon S. Lee	Chairman and Director

/s/ Damian Perl
Damian Perl	Director

/s/ Ronald R. Spoehel
Hon. Ronald R. Spoehel	Director

/s/ David C. Gompert
Hon. David C. Gompert	Director

/s/ Robert B. Murrett
Robert B. Murrett	Director

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INDEX TO EXHIBITS

Unless otherwise indicated, each of the following exhibits has been previously filed with the Securities and Exchange Commission by the Registrant under File No. 1-36149.

Exhibit Number	Document	Incorporated by Reference to the Following Documents
4.1	Amended and Restated Certificate of Incorporation of STG Group, Inc. dated November 23, 2015	Current Report on Form 8-K filed on November 30, 2015, Exhibit 3.1
4.2	Amended and Restated Bylaws of STG Group, Inc. effective November 23, 2015	Current Report on Form 8-K filed on November 30, 2015, Exhibit 3.2
5.1	Opinion of Morrison & Foerster LLP	Filed herewith
10.1	Global Defense & National Security Systems, Inc. 2015 Omnibus Incentive Plan, effective November 23, 2015	Annual Report on Form 10-K filed on March 30, 2016, Exhibit 10.35
10.2	Form of Stock Option Award Agreement	Annual Report on Form 10-K filed on March 30, 2016, Exhibit 10.36
23.1	Consent of Morrison & Foerster LLP	Included in Exhibit 5.1
23.2	Consent of BDO USA LLP, Independent Registered Public Accounting Firm	Filed herewith
24.1	Power of Attorney (included on signature page)

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